Exhibit 99.1

Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Contact: Cathy Cooper
(206) 777-8246
Thursday, April 14, 2011
FOR IMMEDIATE RELEASE

Washington Federal Reports Quarterly Net Income of $25.8 Million

SEATTLE - Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal, today announced earnings of $25,824,000 or $.23 per diluted share for the quarter ended March 31, 2011, compared to $82,111,000 or $.73 per diluted share for the same period one year ago. Earnings for the 2nd quarter one year ago included two non-recurring items, an $85.6 million gain resulting from the acquisition of certain assets and liabilities of the former Horizon Bank, and a $39 million recovery resulting from the settlement of a contingent federal tax liability. The Company's ratio of tangible common equity to tangible assets ended the quarter at 12.04% and continues to be among the best of large regional financial institutions in the U.S.

Chairman, President & CEO Roy M. Whitehead commented, “The Company had a good quarter. Earnings were solid and have become more predictable. The already strong balance sheet improved further as liquidity, loan loss reserves and capital increased as a percent of assets, while non-performing assets declined materially. Loan demand remains weak, which makes it unlikely that revenue growth will contribute much to earnings in the near-term. On the other hand, while we remain subject to the future course of economic events, we expect that credit costs will ultimately follow the decline in problem assets downward and could drive higher profits between now and our September 30 fiscal year-end. In general, each successive quarter finds us a bit more positive about overall conditions and future prospects.”

Non-performing assets amounted to $399 million or 2.98% of total assets at quarter-end, a $35.2 million or 8.1% decrease from September 30, 2010. Non-performing assets peaked at $606 million or 5.03% of total assets, on June 30, 2009 and have since decreased by $207 million or 34.2%. Specifically, non-performing loans decreased from $246 million at the Company's September 30, 2010 fiscal year-end, to $222 million as of March 31, 2011, a 9.8% decrease. Net loan charge-offs decreased from $59 million in the quarter ended March 31, 2010 to $26 million in the most recent quarter, a 56% decrease. Total loan delinquencies were 3.37% as of March 31, 2011, a decrease from the 3.53% at September 30, 2010. Delinquencies on single family loans, the largest component of the loan portfolio, remained unchanged at 3.33% from December 31, 2010.

Improving asset quality trends such as lower delinquencies, charge-offs and non-performing assets are noted; however, soft real estate values and high unemployment persist throughout the Company's eight state territory. Consistent with these conditions, the Company increased its general loan loss reserve. As of March 31, 2011, the general allowance totaled 1.34% of loans, an increase of nine basis points from the 1.25% as of December 31, 2010.

Real estate held for sale decreased by $11.4 million or 6.1% from September 30, 2010 as the Company continues its efforts to liquidate foreclosed properties. During the 2nd quarter the Company sold 107 properties. As of March 31, 2011, real estate held for sale consisted of 534 properties totaling $177.6 million. Net loss on real estate acquired through foreclosure decreased by $7.0 million to $9.6 million for the current quarter, compared to the same quarter one year ago. Net loss on real estate acquired through foreclosure includes gains and losses on sales, ongoing maintenance expenses and any additional writedowns from lower valuations.

Total assets decreased by $97.6 million or .7% to $13.39 billion from $13.49 billion at September 30, 2010. Specifically, loans and covered loans decreased by $496 million, offset by a $397 million increase in investment balances. As of March 31, 2011, the Company's investment portfolio had net unrealized gains of $30 million. During the six months ended March 31, 2011, total non-covered loans outstanding decreased by $415 million from $8.42 billion to $8.01 billion as a result of increased loan prepayments stemming from low interest rates available on 30 year fixed-rate mortgages in the market. The pace of net loan runoff decreased in the 2nd quarter of the year compared to the first quarter as market rates increased; however, competition for the Company's primary asset class, single-family mortgage loans, remains strong.

During the quarter, the company had an average balance of $782 million in cash and cash equivalents invested overnight at a yield of approximately .25%. The Company is maintaining higher than normal amounts of liquidity due to concern for potentially rising interest rates in the future. The period end spread was unchanged at 3.07% as of both March 31, 2011 and 2010.

Net interest income for the quarter was $101.5 million, a $4.5 million increase from the same quarter one year ago. Net interest margin was 3.26% for the quarter, compared to 3.09% for the same quarter one year ago and 3.34% for the quarter ended December 31, 2010. The decrease in the current quarter occurred as the negative impact of net loan and investment runoff and re-pricing offset the benefit from lower deposit costs. Additionally, the Company sold $143 million of securities for a gain of $8.1 million to realize a portion of the benefit of holding above market rate investments.

The Company's efficiency ratio of 31.5% for the quarter remains among the lowest in the industry. The quarter produced a return on assets of .77%, while return on equity amounted to 5.59%.

During the quarter, the Office of Thrift Supervision (“OTS”) completed a field visit to review the Company's progress against a previously reported July 28, 2010 memorandum of understanding (“MOU”) related primarily to its information technology platform and its regulatory compliance program. By law, the Company cannot disclose the status of an examination; however management believes many of the items required by the MOU have been completed. The Company had previously disclosed that the MOU and the factors that gave rise to it could limit or delay our ability or plans to expand strategically. During the quarter, management requested and the OTS permitted the Company's pursuit of a potential acquisition. After preliminary discussions with the potential target, no transaction materialized. Future transactions, if any, may be subject to regulatory approval in accordance with applicable law, which may or may not be granted.

On April 22, 2011, Washington Federal will pay a cash dividend of $.06 per share to common stockholders of record on April 8, 2011. This will be the Company's 113th consecutive quarterly cash dividend. During the quarter the Company repurchased 350,000 shares of stock at a weighted average price of $17.27.

Washington Federal, with headquarters in Seattle, Washington, has 160 offices in eight western states.

To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company's 2010 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

This press release contains statements about Washington Federal's future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements include projections and estimates of loan demand, revenue growth, credit costs, levels of problem assets, earnings, interest rates, regulatory actions or other financial or business items; statements of management's plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements of this type speak only as of the date of this press release. Washington Federal cautions against placing undue reliance on forward-looking statements, which reflect its good faith beliefs with respect to future events and are based on information currently available to it as of the date the forward-looking statement is made.  Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the timing when, or by which, such performance or results will be achieved.
By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time, and actual performance or results, could differ materially from those anticipated by any forward-looking statements. Washington Federal undertakes no obligation to update or revise any forward-looking statement. If Washington Federal does update any forward-looking statement, no inference should be drawn that Washington Federal will make additional updates with respect to that statement or any other forward-looking statements.   The following important factors, in addition to those discussed or referenced in Washington Federal's periodic reports filed with the SEC, may cause actual results to differ materially from those contemplated by any forward-looking statements: including, but not limited to, general economic conditions; legislative and regulatory changes, including without limitation the potential effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations to be promulgated thereunder; monetary fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; cost of funds; the level of success of the Company's asset/liability management strategies; demand for loan products; demand for financial services; competition; changes in the quality or composition of the Company's loan and investment portfolios;

adequacy of the reserve for loan losses; the level of success in disposing of foreclosed real estate and reducing nonperforming assets; changes in accounting principles; policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees, including without limitation the Bank's ability to comply in a timely and satisfactory manner with the requirements of the MOU entered into with the OTS.
# # #

	March 31, 2011	September 30, 2010
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$911,961	$888,622
Available-for-sale securities	2,905,077	2,481,093
Held-to-maturity securities	52,710	80,107
Loans receivable, net	8,008,661	8,423,703
Covered loans, net	453,291	534,474
Interest receivable	51,855	49,020
Premises and equipment, net	164,883	162,721
Real estate held for sale	177,559	188,998
Covered real estate held for sale	66,025	44,155
FDIC indemnification asset	108,618	131,128
FHLB stock	151,752	151,748
Intangible assets, net	256,971	257,718
Federal and state income taxes, net	8,673	8,093
Other assets	70,769	84,799
	$13,388,805	$13,486,379
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$8,754,007	$8,825,918
Repurchase agreements with customers	36,265	26,622
	8,790,272	8,852,540
FHLB advances	1,863,541	1,865,548
Other borrowings	800,000	800,000
Advance payments by borrowers for taxes and insurance	30,837	39,504
Federal and State income taxes	—	—
Accrued expenses and other liabilities	66,514	87,640
	11,551,164	11,645,232
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 129,796,749 and 129,320,072 shares issued; 112,074,425 and 112,247,748 shares outstanding	129,797	129,556
Paid-in capital	1,580,652	1,578,527
Accumulated other comprehensive income, net of taxes	17,580	49,682
Treasury stock, at cost; 17,722,324 shares	(219,589)	(208,985)
Retained earnings	329,201	292,367
	1,837,641	1,841,147
	$13,388,805	$13,486,379

CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$16.40	$16.37
Tangible common stockholders' equity per share	14.10	14.08
Stockholders' equity to total assets	13.73%	13.65%
Tangible common stockholders' equity to tangible assets	12.04	11.97
Weighted average rates at period end
Loans and mortgage-backed securities	5.86%	5.75%
Combined loans, mortgage-backed securities and investment securities	5.05	5.21
Customer accounts	1.32	1.51
Borrowings	4.14	4.14
Combined cost of customer accounts and borrowings	1.98	2.12
Interest rate spread	3.07	3.09

	Quarter Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
	(In thousands, except per share data)
INTEREST INCOME
Loans & covered loans	$128,634	$142,317	$266,550	$279,770
Mortgage-backed securities	26,163	21,097	49,857	48,378
Investment securities and cash equivalents	3,742	1,620	7,722	2,557
	158,539	165,034	324,129	330,705
INTEREST EXPENSE
Customer accounts	29,450	37,698	62,184	74,183
FHLB advances and other borrowings	27,534	30,296	55,656	61,716
	56,984	67,994	117,840	135,899
Net interest income	101,555	97,040	206,289	194,806
Provision for loan losses	30,750	63,423	56,750	133,173
Net interest income after provision for loan losses	70,805	33,617	149,539	61,633
OTHER INCOME
Gain on FDIC-assisted transaction	—	85,608	—	85,608
Gain on sale of investments	8,147	—	8,147	20,428
Other	4,364	5,446	8,790	9,255
	12,511	91,054	16,937	115,291
OTHER EXPENSE
Compensation and benefits	17,824	24,178	35,547	37,813
Occupancy	3,636	3,399	7,151	6,648
FDIC insurance premiums	5,100	4,874	10,199	8,439
Other	6,761	7,510	14,703	14,037
	33,321	39,961	67,600	66,937
Loss on real estate acquired through foreclosure, net	(9,645)	(16,635)	(20,198)	(29,355)
Income before income taxes	40,350	68,075	78,678	80,632
Income tax provision	14,526	(14,036)	$28,324	(9,390)
NET INCOME	$25,824	$82,111	$50,354	$90,022

PER SHARE DATA
Basic earnings	$0.23	$0.73	$0.45	$0.80
Diluted earnings	0.23	0.73	0.45	0.80
Cash dividends per share	0.06	0.05	0.12	0.10
Basic weighted average number of shares outstanding	112,278,823	112,450,001	112,364,935	112,401,443
Diluted weighted average number of shares outstanding, including dilutive stock options	112,411,414	112,798,396	112,447,927	112,689,113

PERFORMANCE RATIOS
Return on average assets	0.77%	2.44%	0.75%	1.37%
Return on average common equity	5.59	18.24	5.44	10.10